Exhibit 10.7

VirtualScopics, Inc. Bonus Plan

On January 29, 2014, the Registrant’s Compensation Committee approved the terms of the Registrant’s Bonus Plan (“Plan”). The current plan is substantially similar to the bonus plans covering prior fiscal years. The Plan covers the Registrant’s Chief Executive Officer, management employees including the Chief Financial Officer, and other employees.

The Plan provides performance criteria based upon the Registrant meeting certain financial and operational targets in the fiscal year, and requires the Registrant to achieve improved financial performance over the prior fiscal year.  If the Registrant’s performance meets or exceeds the staged targets in the Plan, the participating executive may receive cash incentive bonus payments equal to a percentage of the executive’s eligible base pay.  Amounts may be further adjusted by the Compensation Committee for exceptional individual performance.  The bonus percentage range is 0% to 30% of eligible base pay for the chief executive officer and 0% to 22% for the chief financial officer.  The executive officers are not eligible for a bonus unless the Registrant meets the initial performance thresholds.  The Plan also includes a bonus pool to employees other than the executive officers.